Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

September 30, 2014

The balances in the sub-accounts on deposit with the trustee as of the above date were:

table

	Series 2003-1	Series 2004-1
General Sub-Account	$ 12,677,734.48	$ 38,202,041.66
Capital Sub-Account	$ 2,500,021.34	$ 3,948,018.01
Overcollateralization Sub-Account	$ 2,291,683.96	$ 3,290,846.77
Reserve Sub-Account	$ 1,142,206.75	$ 3,114,668.92

REP Deposit Account*	$ 6,149,909.63

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*   REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.